SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         SURGICAL SAFETY PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

            New York                                          65-1565144
-----------------------------------                  ---------------------------
(State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification No.)

                                2018 Oak Terrace
                             Sarasota, Florida 34231
                                 (941) 927-7874
                      ------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


           Dr. G. Michael Swor, President and Chief Executive Officer
                                2018 Oak Terrace
                             Sarasota, Florida 34231
                                 (941) 927-7874
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           ---------------------------
Copies of all communications to:

                              Mercedes Travis, Esq.
                              Mintmire & Associates
                          265 Sunrise Avenue, Suite 204
                            Palm Beach, Florida 33480
                    Tel: (561) 832-5696 - Fax: (561) 659-5371

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(a) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

            If this Form is a post-effective amendment, filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------

                                             Proposed            Proposed
                                             Maximum             Maximum
 Title of Shares         Amount to be        Aggregate Price     Aggregate           Amount of
 to be Registered         registered         per Share           Offering Price      Registration Fee
       (1)                    (2)                 (3)
 ------------------      ---------------     ----------------    ---------------     -----------------

  Common Stock,           20,038,097            $1.468            $29,415,926           $8,178
 $.001 par value

(1) Common Stock issuable upon conversion of the Issuer's notes held by Selling Shareholders and upon exercise of Issuer's Warrants held by Selling Shareholders.

(2) The number of shares initially to be registered for resale by the Selling Shareholders is contained in a registration rights agreements covering the notes issued and warrants granted to the Selling Shareholders.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the bid and asked price quoted on the OTC BB for the Company's Common Stock under the symbol "SURG" as of February 28, 2000, which is within five (5) days prior to the date of filing of this registration statement.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

            The information in the preliminary prospectus in Part I hereof is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion. Dated March 1, 2000.

                                     PART I

                                   PROSPECTUS

                                20,038,097 Shares

                         SURGICAL SAFETY PRODUCTS, INC.

                                  Common Stock

            The 20,038,097 shares of Surgical Safety Products, Inc. ("Surgical" or the "Company") Common Stock covered by this prospectus are all being offered for the account of the Selling Shareholders listed on page 18. Surgical will not receive any of the proceeds from any sales of these securities.

            Each of the Selling Shareholders may offer and sell from time to time shares of Surgical's Common Stock directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The price to the public and the net proceeds to the Selling Shareholders from the sale of the shares will depend on the nature and timing of the sales and therefore will not be known until the sales are actually made.

            Surgical's Common Stock is quoted on the OTC BB under the symbol "SURG". On February 28, 2000, the closing price for Surgical's Common Stock as quoted on the OTC BB was $1.468 per share.

            See "Risk Factors" on page 8 to read about factors you should consider before buying shares of the Company's Common Stock.

            The Company's principal executive offices are located at 2018 Oak Terrace, Sarasota, Florida 34231, its telephone is (941) 927-7874 and its facsimile number is (941) 925-0515.


            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     This Prospectus is dated March 1, 2000.

                               PROSPECTUS SUMMARY

            This summary highlights information incorporated by reference or contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the "Risk Factors" section, and you must consult the more detailed financial statements, and notes to the financial statements, incorporated by reference to this prospectus.

            This prospectus and the documents incorporated by reference contain certain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "may", "will", "could", "expect", "anticipate", "estimate", "continue", "plan" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. Examples of forward-looking statements can be found in the discussion set forth under "Management Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, incorporated in this prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. When considering forward-looking statements, you should keep in mind that the risk factors noted below and other factors noted throughout this prospectus or incorporated by reference could cause our actual results to differ significantly from those contained in any forward- looking statement.

The Company

            Surgical Safety Products, Inc. (the "Company" or "Surgical") is incorporated in the State of New York and qualified to do business as a foreign corporation in the State of Florida. Surgical Safety Products, Inc. originally was incorporated under the laws of the State of Florida on May 15, 1992. On November 28, 1994 the Company merged into Sheffeld Acres Inc., a New York shell corporation which had approximately 1,100 shareholders, but had never commenced operations. Although Sheffeld Acres, Inc. was technically the surviving entity, the Company changed its name after the merger to Surgical Safety Products, Inc. Articles of Merger were filed with the State of Florida on October 12, 1994 and a Certificate of Merger was filed with the State of New York on February 8, 1995. The Company filed to do business as a foreign corporation on April 11, 1995 in the State of Florida. The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "SURG". The Company's executive offices are presently located at 2018 Oak Terrace, Sarasota, Florida 34231, its telephone number is (941) 927-7874 and its facsimile number is (941) 925-0515.

            The Company was formed for the initial purpose of combating the potential spread of blood borne pathogen infections, such as HIV and hepatitis. The founding philosophy arose from a concern regarding the occupational risks of healthcare workers in the operating room. Since inception, the Company has broadened its mission to include the research, development and production of innovative products and services which create and maintain a safe surgical environment for medical and hospital staff, healthcare workers and patients, as well as enhance the level of surgical care available to patients.

            The Company is engaged in product development, sales and services for the medical industry. The Company is currently engaged in one line of business which is divided into three (3) divisions each of which is involved with specialty medical product research and development: (1) a division which develops various medical-related services to be marketed to healthcare facilities, including an entire family of computer software applications designed to evaluate, track, organize and manage infection control data for healthcare facilities and to provide multi-media information centers for a facility's healthcare workers ("Data Systems Division"); (2) a division which researches and develops medical products for sale in the marketplace ("Medical Products Division"); and (3) a division which provides confidential consultation services to third party developers of medical products, usually physicians and healthcare technicians ("Medical Products Consultation Division"). The common thread interwoven into each area requires medical research, education and a commitment to safety issues. It is the Company's intention to gradually make the transition from a research and development-oriented medical device company into a multi-product device manufacturer and distributor.

            The Company was formed in 1992, and until 1996, was primarily engaged in women's healthcare, medical research and product development with a focus on safety-related products geared to the reduction of occupational risks to healthcare workers. To date, the Company has received four (4) patents on two
(2) products, is seeking patent protection on other products and is in the process of developing or acquiring the rights to approximately nine (9) additional medical products intended to be marketed to the healthcare community. The concepts and designs of the additional medical products are at various stages of development or negotiation. The Company has an exclusive five (5) year manufacturing and supply agreement for a line of protective prescription eyeglasses; however, it has decided to discontinue marketing efforts for this line due to poor sales. The Company markets its product lines under the trademark, Compliance Plus.

            The Company's premiere product in the Compliance Plus line, marketed under the trade name, SutureMate(R), is a disposable Food and Drug Administration ("FDA") approved, multi- function, suturing safety device for surgery. Three (3) of the patents apply to this product. The original instrument and its developmental variations facilitate advanced surgical techniques, which increase surgical efficiency and reduce the occupational risk of exposure to blood borne pathogens such as HIV and hepatitis. The original product is currently being re-released. The product has been re-engineered and updated after feedback from over 4,000 surgeons and surgical technologists. New clinical advantages and significantly lower manufacturing costs create potential for this patented, disposable surgical assist device which was originally designed to facilitate the preferred one-handed suturing technique.

            The Company intends to market under the trade name, Prostasert(R), a FDA listed product which was developed to improve the preparation of pregnant patients for labor by providing a mechanism for applying and maintaining a pharmaceutical gel to the cervix and vagina. One (1) of the patents applies to this product.

            In addition, the Company intends to market an infection control equipment kit for healthcare workers under the trademark, IcePak(TM).

            The Company has two (2) additional products in the development stage: Prepwiz(TM), which is a revolutionary surgical prep and drape system and FingerSafe(TM), which is a multi-featured surgical thimble.

            The Company aggressively protects its intellectual properties through patents, trademarks and copyrights, as well as by proprietary software designs (flow charts, algorithms, reports and databases). In addition to the utility and design patents already issued to the Company, the Company has a number of other products in various stages of development which have patent potential.

            In 1997, the Company focused on the creation and establishment of an information system for multiple applications within healthcare. Formerly named Surgical Safety Network, this information system is now marketed under the name OASiS which is the acronym for Occupational Automated Services Information System. In April 1998, the Company filed for two (2) patents on this system, one related to this touch-access information system and the other related to a technology transfer application. This touch access system has developed into a platform for initially managing three areas of need: (1) exposure (to blood borne pathogen) management; (2)healthcare training; and (3) healthcare risk management.

            In February 1998, the Company executed a letter of intent to joint venture with U.S. Surgical Corporation ("U S Surgical"), a major manufacturer of surgical products which distributes its products worldwide, for the marketing of the OASiS system. The parties executed a final agreement dated October 28, 1998 (the "Short Term Agreement"). On October 1, 1998, Tyco Healthcare Group LP
("Tyco") consummated a merger with US Surgical. On July 30, 1999 Surgical entered into a private partner network agreement with US Surgical. Under the July agreement, Surgical is to supply up to four hundred (400) OASiS systems to US Surgical under licenses calling for installation in nominated hospitals (the "Long Term Agreement").

            The Company's other products and concepts in development generally fall into the categories of occupational safety, infection control, obstetrics and gynecology, and new "minimally invasive" surgery devices and techniques. Most of these development projects originated from within the Company, although several are being co-developed with outside third party inventors who are mainly physicians and medical technicians for whom the Company provides consulting services in new product development.

            The FDA lists  Surgical  as a medical  device  specifier.  Under FDA
Registration No. 1056687, as a medical device specifier, Surgical is permitted to control the specifications of its products. The Company spent its formative years in research and development and in obtaining patent protection on its core products and services. Tangential to its core competency, the Company had found it necessary to diversify its offerings, but has, over the past fiscal year focused a majority of its efforts towards the commercialization of its touch-access information system, OASiS.

            Surgical is attempting to secure a research-backed, OSHA mandate status for its OASiS information system which would make the availability of Compliance Plus required in hospitals and other medical facilities. The Company's plan is to accumulate enough research on product lines to demonstrate statistically their significant safety advantages to support such products inclusion in OSHA requirements for workplace safety compliance. There can be no assurance that such statistics will demonstrate such facts, or even if demonstrated, that such products will be included in OSHA requirements.

            Twenty (20) OASiS unit are now installed in eight (8). Lease payments from OASiS currently are made directly to Surgical from the customer hospital but may be made, in the future, through a third party leasing intermediary. In the case of the third party intermediary, Surgical is paid a lump sum at the front end of the lease and the hospital then makes its payments to the leasing company. Selection of the leasing arrangements is made based upon Surgical's current financial status and based upon the financial strength of the hospital involved.

            SutureMate(R) was originally sold in limited quantities and had limited success due to the high manufacturers suggested retail price. New manufacturing arrangements will allow sales in the $5 to $6 range, more in keeping with disposable products. Due to limited sales, the Company is dropping the MediSpecs Rx(TM) product line. Consulting fees are derived from the Medical Consultation Division on an as needed basis.

            The Company now is positioned to commercialize Compliance Plus product lines and its proprietary OASiS system through its alliance with US Surgical and their full size international sales force. The Company is preparing other alliances with one or more established industry leaders in healthcare. The Company believes that recurring multiple revenue streams and a "cookie cutter" program and network will allow for potentially rapid growth in the number of OASiS system installations. When the OASiS system reaches the appropriate size, the Company may consider the spin-off of a separate subsidiary for managing this Internet-based healthcare information network and subsequently an initial public offering related to the spun off subsidiary. If the Company grows and attains its projected earnings, it intends to apply for listing on the NASDAQ Quotation System where it believes the market would apply an appropriate multiple to the earnings per share. At such time, the Company may position itself as an acquisition target for major medical or information system entities, although it has no such plans at this time.

            The Company has been seeking debt or equity financing in the amount of between $2,000,000 and $5,000,000. In December 1999, the Company executed a Loan Agreement with Thomson Kernaghan & Co., Ltd. ("TK"), as Agent and Lender, whereby TK agreed to make loans to the Company of up to $5,000,000 in installments during the period commencing with the date of the agreement and ending on November 30, 2002 (the "TK Loan Commitment"). Under the terms of the TK Loan Commitment, each installment is supported by a convertible note and security agreement and the Agent and Lender are granted warrants to purchase shares of the Company's Common Stock. Further, 2,700,000 shares are held by TK in escrow for the potential conversion of the notes or exercise of the warrants. Under the terms of the TK Loan Commitment, an initial loan of $650,000 was made on December 30, 1999, the Lender was granted a warrant to purchase 3,428,571 shares and the Agent was granted a warrant to purchase 1,142,857 shares. The Company granted TK registration rights and is obligated to file a Form S-3 within sixty (60) days of the agreement covering initially 20,038,097 shares of its Common Stock. The issuance of the securities was made pursuant to Regulation S of the Act. The Company thus far has borrowed $650,000 as the first installment under which the note could be convertible into a maximum of 1,7333,333 shares of the Company's Common Stock at the lowest possible conversion price and has issued warrants to purchase 3,428,571 and 1,142,857 shares of the Company's Common Stock. However due to the formula nature of the conversion price, the Company is unable to project the exact number of additional shares, if any, of its Common Stock which will be required to be issued if all of the debt is converted or all of the warrants are exercised. As of December 31, 1999, the Company had short term debt of $100,000 as a result of draw downs under its revolving loan agreement with South Trust Bank and long term debt of $650,000 as a result of the initial loan under the TK Loan Commitment. The TK Loan Commitment, once interest payments begin to accrue, will increase both the short or long term debt of the Company. The Company has entered into consulting agreements with several other potential funding sources; however, to date, has not concluded terms for any financing which it feels appropriately meets the requirements of the Company under such agreements. With the TK Loan Commitment and in the event additional debt is raised, it will incur future interest expenses. The TK Loan Commitment, if fully converted and all warrants are exercised, will dilute the interest of existing shareholders and in the event additional equity is raised, management may be required to dilute the interest of existing shareholders further or forgo a substantial interest in revenues, if any. In the event that the Company is successful in securing additional debt financing, the amount of such financing, depending upon its terms, would increase either the short or long term debt of the Company or both.

            The Company entered into an agreement with IBM Global Services effective January 3, 2000 which includes an IBM Customer Agreement and a Statement of Work (the "IBM Global Agreement"). Under the terms of the IBM Global Agreement IBM will provide complete implementation and support service solutions for 1,200 OASiS terminals in an estimated 400 end user locations during the 12 month period commencing December 1, 1999. On February 3, 2000, IBM Global Services and the Company finalized the Statement of Work. The services to be provided under the agreement include project planning, site surveys, product acquisition, network design, web-site hosting services, premises wiring, OASiS TouchPort Implementation, help desk support and consulting services. The estimated cost for performing the work is approximately $10 million. In addition, IBM Global Services will bill the Company a monthly service charge for pre and post installation support services, including 24-7 support, and for labor, travel and out of pocket expenses. The Company will provide technical resources and oversee the IBM Global's activities. The Company believes that this agreement will expedite the deployment of its OASiS systems under the terms of its Long Term Agreement with US Surgical.

            The TK Loan Commitment will be used by the Company to fund a portion of the commitment under the IBM Global Agreement, the balance of which will be funded from increased revenues as installations are completed and from the sale of some of those leases to third party leasing companies. The Company's ability to rapidly deploy its OASiS units through the IBM Global Agreement will cover its obligations under the Long Term Agreement with US Surgical and for general operating expenses. With the additional installments under the TK Loan
Commitment, or subject to the availability of additional financing, of which there can be no assurance, with such additional financing, the Company plans (1) to facilitate implementation of its sales strategies, (2) to apply additional funding to existing new technology; and (3) to apply additional funding to complimentary products and services through corporate acquisition and exclusive licensing.

            The Company currently employs, under the agreement with Staff and on a full-time basis, seven (7) people, including its President and Vice President. Total employee salaries for the year ending December 31, 1999 were $363,418 of which $216,221 was paid as Executive Compensation, including salaries and the value of Common Stock and Options issued and granted to such executives. The Company's executive officers and directors devote such time and effort as are necessary to participate in the day-to-day management of the Company. During the fourth quarter of 1999, the Company did not employed any additional staff. Subject to the availability of additional funding, of which there can be no assurance, the Company plans to add personnel as needed to implement the Long Term Agreement with US Surgical and other growth plans.

            The Company is dependent upon the services of two of its officers and directors. Dr. G. Michael Swor, the founder and Chairman of the Board and Chief Executive Officer, is responsible for inventing all four (4) of the patents, which patents were assigned to the Company in exchange for stock. Dr. Swor is responsible for the overall corporate policy and the financing activities of the Company. The Company is the beneficiary of a "key-man" insurance policy currently owned by Dr. Swor. In addition to his duties with the Company, Dr. Swor is a board certified, practicing physician with a specialty in Obstetrics and Gynecology. Donald K. Lawrence, a Director, President and Chief Operating Officer, is responsible for operations, sales management, market planning and advertising for the Company. Mr. Lawrence in addition to nearly ten
(10) years in medical device sales, has extensive experience in computer graphics, multi-media and computer equipment leasing programs. The Company plans to continue to use to its advantage the reputations and skills of these two officers in the medical industry. Nevertheless, while these officers have been successful in the past, there can be no assurance that they will be successful in the continued development of the Company which is needed for a successful operation of the Company. The Company has employment agreements with each of these individuals.

                                  RISK FACTORS

            Before you decide to invest, you should consider carefully the risks described below, together with the information provided in other parts of this prospectus. Any and all of these factors or others not mentioned below could affect our prospects as a whole.

Our Company Has a History of Losses

            Although Surgical has been in business since May 15, 1992 it was in the development stage until July 7, 1993 when it began commercial shipments of its first product. As of December 31, 1997, the Company had total assets of $445,235, a net loss of $148,422 on revenues of $255,386 and stockholders deficit of $59,043. As of December 31, 1998, the Company had total assets of $373,514, a net loss of $797,662 on revenues of $42,393 and stockholders equity of $318,183. Due to the Company's operating history and limited resources, among other factors, there can be no assurance that profitability or significant revenue will occur in the future. Moreover, the Company expects to continue to incur operating losses through at least the first half of 2000, and there can be no assurance that losses will not continue thereafter. The ability of the Company to establish itself as a going concern is dependent upon the receipt of additional funds from operations or other sources to continue those activities. The Company is subject to all of the risks inherent in the operation of a development stage business and there can be no assurance that the Company will be able to successfully address these risks.

Our Company Has Minimal Assets, Working Capital and Net Worth

            As of December 31, 1998, the Company's total assets in the amount of $373,514, consisted , principally, of the sum of $41,191 in cash, $58,700 in deposits and $26,898 in inventory. As a result of its minimal assets and a net loss from operations, in the amount of $797,662, as of December 31, 1998, the Company had a net worth of $318,183. Further, there can be no assurance that the Company's financial condition will improve. Even though management believes, without assurance, that it will obtain sufficient capital with which to implement its expansion plan, the Company is not expected to proceed with its expansion without an infusion of capital. Under the TK Loan Commitment, the Company is required to issue shares on conversion of the note or exercise of the warrants which will dilute the interest of existing shareholders. In the event the Company obtains additional debt or equity financing, management may be required to dilute the interest of existing shareholders or forego a substantial interest of its revenues, if any.

Our Company Needs Additional Capital

            Without an infusion of capital or profits from operations, the Company is not expected to proceed with its expansion as planned. Under the TK Loan Commitment, the Company has the ability to secure a total of $5 million in financing, subject to certain terms and conditions. The Company is not expected to overcome its history of losses unless this line can be drawn upon as and when needed or the Company secures additional equity and/or debt financing. The Company does not anticipate the receipt of increased operating revenues until management successfully implements its expansion plan, which is not assured. Further, Surgical may incur significant unanticipated expenditures which deplete its capital at a more rapid rate because of among other things, the stage of its business, its limited personnel and other resources and its lack of a widespread client base and market recognition. Because of these and other factors, management is presently unable to predict what additional costs might be incurred by the Company beyond those currently contemplated to achieve market penetration on a commercial scale in its expanded line of business, i.e. medical device supplier and risk exposure systems developer. Other than TK, Surgical has no identified alternative sources of funds, and there can be no assurance that resources will be available to the Company when needed.

Our Company Is Dependent On Its Current Management

            The possible success of the Company is expected to be largely dependent on the continued services of its Founder, Chairman and Chief Executive Office, Dr. G. Michael Swor, and its President and Chief Operating Officer, Donald K. Lawrence. Virtually all decisions concerning the marketing, distribution and sales of the Company's products and services will be made or significantly influenced by the Company's officers. These officers are expected to devote only such time and effort to the business and affairs of the Company as may be necessary to perform their responsibilities as executive officers and directors of Surgical. The loss of the services of any of these officers, but particularly Dr. Swor, would adversely affect the conduct of the Company's business and its prospects for the future. The Company presently has employment agreements with Dr. Swor and Mr. Lawrence and holds no key-man life insurance on the lives of, and has no other agreement with any of these officers, except that the Company is the named beneficiary of a key- man life insurance policy currently owned by Dr. Swor.

Our Company Has Limited Distribution Capability

            The Company's success depends in large part upon its ability to distribute its products and services. As compared to Surgical, which lacks the financial, personnel and other resources required to compete with its larger, better-financed competitors, virtually all of the Company's competitors have much larger budgets for securing customers. Although the Company has entered into several distribution agreements for its medical products, none are producing significant revenues at this time. Further, the OASiS system currently is in a few locations. Depending upon the level of funding which the Company can draw down under the TK Loan Commitment, management believes, without assurance, that it will be possible for Surgical to attract additional customers for its products and services. However, in the event that the Company is limited in the amount it can take down under the commitment, the Company anticipates that its limited finances and other resources may be a determinative factor in the decision to go forward with planned expansion. Until such time, as the Company draws down sufficient advances under the commitment, it intends to continue marketing its products through its current distribution arrangements. However, the fact that these arrangement have not thus far produced significant revenue may adversely impact the Company's chances for success.

There Are Risks and Possible Unforseen Costs Which May Be Associated with our Entry into the Medical Device and Exposure Reporting Information Industries

            There can be no assurance that the costs for the establishment of a client base for its products and services will not be significantly greater than those estimated by Company management. Therefore, the Company may expend significant unanticipated funds or significant funds may be expended by Surgical without development of a commercially viable medical device or exposure reporting information business. There can be no assurance that cost overruns will not occur or that such cost overruns will not adversely affect the Company. Further, unfavorable general economic conditions and/or a downturn in customer confidence could have an adverse effect on the Company's business. Additionally, competitive pressures and changes in customer mix, among other things, which management expects the Company to experience in the uncertain event that it achieves commercial viability, could reduce the Company's gross profit margin from time to time. Accordingly, there can be no assurance that Surgical will be capable of establishing itself in a commercially viable position in local, state, nationwide and international medical device and exposure reporting information markets.

Our Company Is Dependent On Securing a Suitable Strategic Partner

            The Company's ability to establish a sufficient customer base at a level sufficient to meet the larger competition depends in part upon the ability of the Company to capitalize on its joint venture with US Surgical with regard to OASiS and to finalize a joint venture agreement with a suitable partner for its disposable medical devices. The Company has no tentative agreements with any strategic partner for expansion of its medical device business. There can be no assurance that a qualified strategic arrangement will be found at the levels which management believes are possible. Further, even if the Company receives sufficient proceeds from the TK Loan Commitment, thus enabling it to go forward with its planned expansion of its business, it will nevertheless be dependent upon the availability of a qualified strategic partner to progress at the levels which the Company believes are necessary. OASiS has only been in the marketplace for the past year and appears to be meeting expectations; however, its market acceptance has not yet been determined. SutureMate(R) had limited acceptance as originally marketed, which limited acceptance the Company believes was due to the manufacturers suggested retail price. SutureMate(R) has been redesigned and will be re- released at a price more in keeping with disposal devices. MediSpecs RX(TM) has had limited acceptance to date and due to poor sales, will be dropped by the Company. Initially, the proceeds of the TK Loan Commitment are anticipated to be sufficient to meet the needs to expand OASiS and the Company has elected to concentrate on development of markets for OASiS rather than focusing on the expansion of the markets for its two other products and will rely on its existing markets for these products. Although management believes that the acceptance of its products and services will continue to find the market acceptance which has occurred in the past, there can be no assurance that this will be so.

Our Company Currently Has Significant Customer and Product Concentration

            To date, a limited number of customers and distributors have accounted for substantially all of the Company's revenues with respect to product sales. The Company anticipates that the main focus of its selling efforts will be to continue to sell its products to a relatively small group of medical products distributors with the objective of having its products distributed on a large national and international scale. Although the company entered into agreements with US Surgical, had an exclusive distributorship agreement with Hospital News and believes it can reactivate its distributorship agreements with Johnson & Johnson Medical Pty Ltd. to sell its SutureMate(R) product (in the territories of Australia, New Zealand, Papua, New Guinea and
Fiji), with the two other distributors to sell such product in Saudi Arabia and the Netherlands and that Noesis will generate sales, there is no assurance that the Company will be able to obtain adequate distribution of its products to the intended end user. Most medical product distributors carry an extensive line of products (some of which they manufacture themselves) which they make available to end users

(hospitals, surgeons, healthcare workers) and various of these products may compete with each other as to function, price or other factors. In addition, numerous medical product distributors are not themselves well capitalized and their financial condition may impact their ability to properly distribute the Company's products. The Company's ability to achieve revenues in the future will depend in significant part upon its ability to obtain orders from, maintain relationships with and provide support to, existing and new distributors, as well as the condition of its distributors. As a result, any cancellation, reduction or delay in orders by or shipments to any customer or the inability of any customer to finance its purchases of the Company's products may materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company's revenues will increase in the future or that the Company will be able to support or attract customers.

Our Company Has Experienced Fluctuations in Results of Operations

            The Company has experienced and may in the future experience significant fluctuations in revenues, gross margins and operating results. On the medical products development side of its business, the introduction of new products and the manufacture and marketing of most of the Company's products is a lengthy (ranging from a minimum of six weeks to an estimated maximum of eighteen (18) months from order to delivery) process and the timing and amount of product sales is difficult to predict reliably. In addition, a single customer's order scheduled for shipment in a fiscal quarter can represent a significant portion of the Company's potential sales for such quarter. As with many developing businesses, the Company expects to fail to receive expected orders, and delivery schedules may have to be deferred as a result of changes in customer requirements, among other factors. As a result, the Company's operating results for a particular period have, to date, been and may in the future be materially adversely affected by a delay, rescheduling or cancellation of even one purchase order. Moreover, purchase orders are often received and accepted substantially in advance of shipment, and the failure to reduce actual costs to the extent anticipated or an increase in anticipated costs before shipment could materially, adversely affect the gross margins for such order, and as a result, the Company's results of operations. Moreover, a majority of the Company's anticipated orders could be canceled since orders are expected to be made substantially in advance of shipment, and even though the Company's contracts do not typically provide that orders may be canceled, if an important distributor wishes to cancel an order, the Company may be compelled, due to competitive conditions, to accede to such request. As a result, backlog, if any, will not necessarily be indicative of future sales for any particular period. Furthermore, a substantial portion of net sales may be realized near the end of each quarter. A delay in a shipment near the end of a particular quarter, due, for example, to an unanticipated shipment rescheduling, to cancellations or deferrals by customers or to unexpected manufacturing difficulties experienced by the Company, may cause net revenues in a particular quarter to fall significantly below the company's expectations and may materially adversely affect the Company's operating results for such quarter.

            A large portion of the Company's expenses are fixed and difficult to reduce should revenues not meet the Company's expectations, thus magnifying the material adverse effect of any revenue shortfall. Furthermore, announcements by the Company or its competitors of new products and technologies could cause customers to defer purchases of the Company's products or a reevaluation of products under development, which would materially adversely affect the Company's business, financial condition and results of operations. Additional factors that may cause the Company's revenues, gross margins and results of operations to vary significantly from period to period include: product development, patent processing, FDA processing, clinical trials, mix of products sold; manufacturing efficiencies, costs and capacity; price discounts; market acceptance and the timing of availability of new products by the Company or its customers, usage of different distribution and sales channels; warranty and customer support expenses; customization of systems; and general economic and political conditions. In addition, the Company's results of operations are influenced by competitive factors, including the pricing and availability of and demand for, competitive products. All of the above factors are difficult for the Company to forecast, and these or other factors could materially adversely affect the Company's business, financial condition and results of operations. As a result, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indications of future performance.

Our  Company  Can  Be  Affected  By  Unfavorable  Interpretation  of  Government
Regulation

            As a medical device specifier, the Company is subject to all federal, state and local statutes and regulations governing its products, to the extent applicable. The Company will not be subject to additional regulation unless it elects to produce products which require it to conduct extensive clinical trials for FDA clearance which are not required for the Company's products at this time. In such event the Company shall have all of the uncertainties such clinical trials present including the risk of loss of substantial capital in the event a product never receives the required approvals.

            Medical products are subject to extensive regulation by the United States (U.S. Food and Drug Administration ("FDA") and U.S. Patent Office), state, local and foreign laws and international treaties. The Company's products must conform to a variety of domestic and international requirements. In order for the Company to sell its products in a foreign jurisdiction, it must obtain regulatory approval and comply with different regulations in each jurisdiction. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the purchase by the Company's customers, which in turn may have a material adverse effect on the sale of such products by the Company to such foreign customers. The failure to comply with current or future domestic and foreign regulations or changes in the interpretation of existing regulations could result in the suspension or cessation of product sales. Such regulations or such changes in interpretation could require the Company to modify its products and incur substantial costs to comply with such time-consuming regulations and changes.

            The regulatory  environment in which the Company operates is subject to change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact the Company's operations by restricting development efforts by the Company and its customers, making current products obsolete or increasing the opportunity for additional competition. Any such regulatory changes could have a material adverse effect on the Company's business, financial condition and results of operations. The Company might deem it necessary or advisable to alter or modify its products to operate in compliance with such regulations. Such modifications could be extremely expensive and, especially if subject to regulatory review and approval, time-consuming.

Our Company's Proprietary Rights Are Important To Its Continued Growth

            The Company attempts to protect its intellectual property rights through patents, trademarks, secrecy agreements, trade secrets and a variety of other measures. However, there can be no assurance that such measures will provide adequate protection for the Company's trade secrets or other proprietary information, that disputes with respect to the ownership of its intellectual property rights will not arise, that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors or that the Company can otherwise meaningfully protect its intellectual property rights. There can be no assurance that any patent owned by the Company will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop similar products, duplicate the Company's products or design around the patents owned by the Company or that third parties will not assert intellectual property infringement claims against the Company. In addition, there can be no assurance that foreign intellectual property laws will adequately protect the Company's intellectual property rights abroad. The failure of the Company to protect its proprietary rights could have a material adverse effect on its business, financial condition and results of operations.

            Litigation may be necessary to protect the Company's intellectual property rights and trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that a license will be available under reasonable terms or at all. In addition, should the Company decide to litigate such claims, such litigation could be extremely expensive and time consuming and could materially adversely affect the Company's business, financial condition and results of operations, regardless of the outcome of the litigation.

Our Company May Not Be Able To Manage Growth

            The Company expects to grow through its alliance with US Surgical, one or more strategic alliances, acquisitions, internal growth and by granting licenses for products which are not within the focuses defined by management. There can be no assurance that the Company will be able to create a greater market presence, or if such market is created, to expand its market presence or successfully enter other markets. The ability of the Company to grow will depend on a number of factors, including the availability of working capital to support such growth, existing and emerging competition, one or more additional qualified strategic alliances and the Company's ability to maintain sufficient profit margins in the face of pricing pressures. The Company also must manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth within the niche market which it has created.

            The Company also plans to expand its business, in part, through acquisitions. Although the Company will continuously review potential acquisition candidates, it has not entered into any agreement, understanding or commitment with respect to any additional acquisitions at this time. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions on favorable terms, or at all, or integrate acquired businesses into its operations. Moreover, there can be no assurance that acquisitions will not have a material adverse effect on the Company's operating results, particularly in the fiscal quarters immediately following the consummation of such transactions, while the operations of the acquired business are being integrated into the Company's operations. Once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as at then existing Company-owned locations or otherwise perform as expected. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisitions will be completed. The Company will be competing for acquisition and expansion opportunities with entities that have substantially greater resources than the Company. In addition, acquisitions involve a number of special risks, such as diversion of management's attention, difficulties in the integration of acquired operations and retention of personnel, unanticipated problems or legal liabilities, and tax and accounting issues, some of all of which could have a material adverse effect on the Company's results of operations and financial condition.

As a Device Specifier, Our Company May Be Subject To Potential Legal Liability

            Providers of medical devices may be subject to claims relating to their product. In addition, under the terms of an agreement with Sarasota Medical Hospital ("SMH"), the Company is required to indemnify and hold harmless SMH and the Lessee against any and all claims regarding the use of the OASiS system. Management has adopted and implemented policies and guidelines to reduce its exposure to these risks; principally in the area of its initial product research and development. However, the failure of any product to meet such policies and guidelines may result in governmental intervention, negative publicity, injunctive relief and the payment by the Company of money damages or fines. There can be no assurance that the Company will not experience such problems.

            At such time as the Company enters into licensing agreements for certain products which it feels are not a proper mix but deserve exploitation, the Company may be subject to claims asserting that it is vicariously liable for the damages allegedly caused by the products produced by the licensees. Generally, liability for the acts or inactions of its licensees are based on agency and products liability concepts. The Company intends for its license agreements to state that the parties are not agents, that the licensees control the manufacturer and production of the product, and that any modifications are the sole responsibility of the licensee. Despite these efforts to minimize the risk of liability, there can be no assurance that a claim will not be made against the Company.

Our Company Operated In a Highly Competitive Market

           The medical products and devices industry is highly competitive, with several major companies involved. The exposure reporting information industry has only one (1) known competitor at this time. The Company will be competing with larger competitors in international, national, regional and local markets. In addition, the Company may encounter substantial competition from new market entrants. Many of the Company's competitors have significantly greater name recognition and have greater marketing, financial and other resources than the Company. There can be no assurance that the Company will be able to compete effectively against such competitors in the future.

Our Company Operates In an Area of Rapid Technological Change

            The market for surgical safety products and services is subject to rapid technological change, frequent new product introductions and enhancements, product obsolescence and changes in end- user requirements. The Company's ability to be competitive in this market will depend in significant part upon its ability to successfully develop, introduce and sell new innovative proprietary products, services and enhancements thereof on a timely and cost-effective basis that respond to changing customer requirements. Any success of the Company in developing new and enhanced products and services will depend upon a variety of factors, including new product selection, timely and efficient compliance with and completion of the regulatory process (FDA and the U.S. Patent and Trademark Office), timely and efficient completion of design, timely and efficient implementation of manufacturing and assembly process, its cost reduction program and the development, completion, performance, quality and reliability and development of competitive products and services by competitors. The Company may experience delays from time to time in completing development and introduction of new products and services. Moreover, there can be no assurance that the Company will be successful in selecting, developing, manufacturing and marketing new products and services. There can be no assurance that defects will not be found in the Company's products and services after commencement of commercial shipments, which could result in the loss of or delay in market acceptance. The inability of the Company to introduce in a timely manner new products and services that contribute to revenues could have a material adverse effect on the Company's business, financial condition and results of operations.

There Is an Uncertainty As To The Market Acceptance of Our Products

            The future operating results of the Company depend to a significant extent upon the continued development of products and services deemed necessary, useful, convenient, affordable and competitive by medical professionals and their patients. There can be no assurance that the Company has the ability to continuously introduce propriety products and services into the marketplace which will achieve the market penetration and acceptance necessary for the Company to grow and become profitable on a sustained basis, especially given the fierce competition that exists from companies more established and well financed than the Company.

            To date, substantially all of the Company's product sales have been to customers within the United States with a small portion of such sales generated internationally. The Company's future results of operations will be dependent in significant part on its ability to penetrate markets in the United States and foreign countries in which the Company has not yet established a meaningful presence. There can be no assurance that the Company will be successful in penetrating these additional markets.

Our Company Has Never Declared a Dividend

            While payments of dividends on the Common Stock rests with the discretion of the Board of Directors, there can be no assurance that dividends can or will ever be paid. Payment of dividends is contingent upon, among other things, future earnings, if any, and the financial condition of the Company, capital requirements, general business conditions and other factors which cannot now be predicted. It is highly unlikely that cash dividends on the Common Stock will be paid by the Company in the foreseeable future.

Our Charter Does Not Permit Cumulative Voting

            The election of directors and other questions will be decided by a majority vote. Since cumulative voting is not permitted and one-third of the Company's outstanding Common Stock constitute a quorum, investors who purchase shares of the Company's Common Stock may not have the power to elect even a single director and, as a practical matter, the current management will continue to effectively control the Company.

There Could Be Potential Anti-Takeover and Other Effects of Issuance of Preferred Stock Which May Be Detrimental to Common Shareholders

            Potential anti-takeover and other effects of issuance the of preferred stock may be detrimental to Common Shareholders. The Company is authorized to issue shares of preferred stock. ("Preferred Stock"); none of which has been issued to date. The issuance of Preferred Stock does not require approval by the shareholders of the Company's Common Stock. The Board of Directors, in its sole discretion, has the power to issue shares of Preferred Stock in one or more series and to establish the dividend rates and preferences, liquidation preferences, voting rights, redemption and conversion terms and conditions and any other relative rights and preferences with respect to any series of Preferred Stock. Holders of Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion and other rights; any of which rights and preferences may operate to the detriment of the shareholders of the Company's Common Stock. Further, the issuance of any shares of Preferred Stock having rights superior to those of the Company's Common Stock may result in a decrease in the value of market price of the Common Stock provided a market exists, and additionally, could be used by the Board of Directors as an anti-takeover measure or device to prevent a change in control of the Company.

Secondary Trading of Our Shares May Not Be Possible in Some States

            Secondary trading in the Common Stock will not be possible in each state until the shares of Common Stock are qualified for sale under the applicable securities laws of the state or the Company verifies that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. There can be no assurance that the

Company will be successful in registering or qualifying the Common Stock for secondary trading, or availing itself of an exemption for secondary trading in the Common Stock, in any state. If the Company fails to register or qualify, or obtain or verify an exemption for the secondary trading of, the Common Stock in any particular state, the shares of Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in the Company's Common Stock, a public market for the Common Stock will fail to develop and the shares could be deprived of any value. The Company was listed in Moody's OTC Industrial on April 28, 1998 and has been published in Standard & Poor's Daily News since January 27, 2000. The Company will be published in the Standard & Poor's Manual sometime in March, 2000. This listing should qualify the Company in those states that recognize such listing as an exemption.

Penny Stock Regulations Could Adversely Effect Trading of Our Common Stock in the Secondary Market

            Although trading volume indicates that a secondary trading market has developed to a certain extent for the shares of Common Stock of the Company, the Common Stock is expected to come within the meaning of the term "penny stock" under 17 CAR 240.3a51-1 because such shares are issued by a small company; are low-priced (under five dollars); and are not traded on NASDAQ or on a national stock exchange. The SEC has established risk disclosure requirements for broker- dealers participating in penny stock transactions as part of a system of disclosure and regulatory oversight for the operation of the penny stock market. Rule 15g-9 under the Securities Exchange Act of 1934, as amended, obligates a broker-dealer to satisfy special sales practice requirements, including a requirement that it make an individualized written suitability determination of the purchaser and receive the purchaser's written consent prior to the transaction. Further, the Securities Enforcement Remedies and Penny Stock Reform Act of 1990 require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure instrument that provides information about penny stocks and the risks in the penny stock market. Additionally, the customer must be provided by the broker-dealer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. For so long as the Company's Common Stock is considered penny stock, the penny stock regulations can be expected to have an adverse effect on the liquidity of the Common Stock in the secondary market, if any, which develops.

USE OF PROCEEDS

            All of the shares of Surgical's Common Stock covered by this prospectus are being offered for the account of the Selling Shareholders listed herein. We will not receive any proceeds from this offering.

SELLING SHAREHOLDERS

            All of the 20,038,097 shares of Surgical's Common Stock covered by this prospectus are being offered for the account of Thomas Kernaghan & Co.,

Ltd. ("TK") as Agent and Lender (the "Selling Shareholders") under a Loan Agreement dated December 20, 1999 and the related Registration Rights Agreement dated December 30, 1999, as amended.

            Under the terms of the Registration Rights Agreement, we have agree, among other things, to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission to register all of the shares which potentially could be issued if TK makes a loan in the total aggregate amount of $5 million, sufficient to cover the conversion of all of the notes issued under such loan and the exercise of all of the warrants granted under such loan. Further, under such agreement, we are to pay all of the registration expenses incurred in connection with this registration and the reasonable fees and expenses of one (1) counsel for the Selling Shareholders, except that TK is to pay all selling commissions, underwriting discounts and disbursements, transfer taxes and fees and expenses of separate counsel applicable to their sale of Surgical's Common Stock to be issued pursuant to the agreements underlying the TK Loan Commitment. The agreements provides that we must keep current and effective the registration statement covering these shares for the greater of (i) a period of at least three (3) years from the closing date and
(ii) a period of at least ninety (90) days after all of the notes have been converted or paid and all the warrants have been exercised or have expired.

            Prior to the TK Loan Commitment, neither TK nor any of its officers, directors or principal shareholders have held any position or office nor have any of them had a material relationship with Surgical or any of its affiliates within the past three (3) years.

            As  of  December  31,  1999,  the  Company  had  14,515,373   shares
outstanding, of which 2,700,000 relate to the escrow required under the TK Loan Commitment and are covered by this prospectus.

            Assuming that all the other shares registered hereby are issued, the total outstanding, with no other shares issued, would be 31,853,470. In such event, TK's ownership of 20,038,097 shares would represent 62.91% of the total voting shares of the Company and a controlling interest in it.

PLAN OF DISTRIBUTION

            The Selling  Shareholders  may effect the distribution of the shares in one or more transactions that may take place through block trades or ordinary broker's transactions, or through privately negotiated transactions, an underwritten offering, or a combination of any such methods of sale. Sales of shares will be made at market prices prevailing at the time of sale or at negotiated prices. Selling Shareholders may pay usual and customary or specifically negotiated brokerage fees or commissions in connection such sales. We have agreed to pay registration expenses incurred in connection with this registration of approximately $36,228.

            The aggregate proceeds to the Selling Shareholders from the sale of the shares will be the purchase price of the Surgical Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. The Selling Shareholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the

Securities Act of 1933 (the "Act"), and any profit from the sale of shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Act..

            In order to comply with the securities laws of certain states, if applicable, the securities may be sold only through registered or licenses brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in such state or any exemption from such registration or qualification requirement is available and the sale is made in compliance with the requirements.

            We have agreed to indemnify the Selling Shareholders in certain circumstances, against certain liabilities arising under the Act. The Selling Shareholders have agreed to indemnify us and our directors and officers who sign the registration statement against certain liabilities, including liabilities arising under the Act.



DESCRIPTION OF SECURITIES

            The securities offered by this prospectus are shares of our Common Stock which are registered pursuant to Section 12 of the Securities and Exchange Act of 1934 (the "Exchange Act").

            At the annual shareholder meeting held on February 29, 2000, by a majority vote, the Company was authorized it file a Certificate of Amendment to its Certificate of Incorporation, increasing the number of authorized shares of Common Stock from 20,000,000 to 100,000,000. The Certificate of Amendment was sent to the New York Department of State for filing.

            The transaction under which these shares are to be issued arose in December 1999, when the Company executed the TK Loan Commitment with TK, as Agent and Lender, whereby TK agreed to make loans to the Company of up to $5,000,000 in installments during the period commencing with the date of the agreement and ending on November 30, 2002. The TK Loan Commitment permits instalments aggregating $500,000 in any 90-day period. The proceeds of the loan are to pay agent fees and for working capital purposes. The TK Loan Commitment provides that the offering has been conducted under Regulation S of the Act. Under the terms of the TK Loan Commitment, each installment is supported by a convertible note and security agreement and the Agent and Lender are granted warrants to purchase shares of the Company's Common Stock. Prior to each instalment, the Company is obligated to escrow shares under the terms of an escrow agreement. The convertible note bears interest at 8% per annum and may be prepaid at any time. The note issued for the first installment is convertible at any time at the option of TK at the higher of (i) $.375 or (ii) the lower of $.8203 or 75% of the closing bid price of the Company's Common Stock on the conversion date. The security agreement grants TK a security interest in all of the Company's equipment, inventory, accounts, contract rights, chattel paper and instruments, and the proceeds of any of the collateral. Both the Lender's and the Agent's warrants granted with the first installment are exercisable at $1.09375 per share, subject to defined adjustments. The warrants are exercisable

20% immediately and at the rate of an additional 1% for each $25,000 of principal borrowed. The Company was obligated to issue 2,700,000 shares of its Common Stock to be held in escrow for the potential conversion of the notes or exercise of the warrants. TK acts as escrow agent for the shares and is authorized to release such shares upon receipt of a notice of note conversion or warrant exercise. The Company granted TK registration rights and is obligated to file a Form S-3 within sixty (60) days of the agreement. This prospectus is part of the registration statement required and under the terms of the agreement covers initially 20,038,097 shares. In the event the Company's registration statement is not declared effective within one hundred twenty (120) days of a specified deadline, the Company is required to pay a penalty equal to $13,000 per month, to be adjusted pro rata for less periods. Under the terms of the TK Loan Commitment, an initial loan of $650,000 was made on December 30, 1999, the Lender was granted a warrant to purchase 3,428,571 shares and the Agent was granted a warrant to purchase 1,142,857 shares. The issuance of the securities was made pursuant to Regulation S of the Act.

LEGAL OPINIONS

            Mintmire & Associates will provide Surgical with an opinion that the shares being offered in this prospectus are legally and validly issued. Donald
F. Mintmire, the principal of the firm, owns as of February 28, 2000 less than 60,000 shares of Surgical's Common Stock.

EXPERTS

            The financial statements of Surgical as of December 31, 1998 included and incorporated by reference in this prospectus and elsewhere in this registration statement, have been audited by Kerkering, Barbario &Co., P.A., independent public accounts, as indicated in their report with respect thereto and are included and incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any documents we file with the SEC at their public reference facilities in Room 1024 at 450 Fifth Street N.W., Washington, DC 20549 or at regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms. Our SEC filings also are available to the public on the SEC Internet site at http://www.sec.gov.

            We filed with the SEC a registration statement on Form S-3 under the Act which registered the shares covered by this prospectus for resale by the Selling Shareholders. This prospectus is only part of the registration statement. It does not contain all of the information shown in the registration statement because the SEC rules and regulations allow us to include certain information in the filing, but permit us to omit certain information from the prospectus. Statements contained in this prospectus as to any contract or other documents' contents are not necessarily complete. In each instance, if the contract or document is filed as an exhibit to the registration statement, the affected statement is qualified, in all aspects by reference to the applicable exhibit to the registration statement. For further information about us and our shares, we refer you to the registration statement and the exhibits that you may obtain from the SEC at its principal office after you pay the SEC prescribed fee, or you can obtain it through the Internet site listed above.

            The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to these documents. The information we incorporate by reference is an important part of this prospectus, and information that we file later with the SEC will update or supercede automatically this information. We incorporate by reference the following documents, which we have filed already with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering under this prospectus.

            (1) Our Annual Report on Form 10KSB for the year ended December 31, 1998, as amended on December 29, 1999.

            (2) Our Quarterly Reports on Form 10QSB for the quarters ended March 31, 1999, June 30, 1999, as amended October 15, 1999 and September 30, 1999, as amended December 29, 1999.

            (3)         The Company has not filed any current reports on Form 8K

            (4) The description of the Company's Common Stock, par value $.001 per share is contained in its Registration Statement filed under the Exchange Act on Form 10SB (File No. 0-24921), as amended on October 15, 1999.

            You should rely only on the information we include or incorporate by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus or the applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement or of any sale of our securities.

            Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that any of the following modifies or superseded a statement in this prospectus or incorporated by reference in this prospectus:

            o           in  the  case  of  a  statement  in a  previously  filed
                        document incorporated by reference or deemed to be incorporated by reference in this prospectus, a statement contained in this prospectus;

            o a statement contained in any accompanying prospectus supplement relating to a specific offering of shares; or

            o a statement contained in any other subsequently filed document that modifies or supersedes a statement in this prospectus.

            Any modified or superseded statement will not be deemed to constitute a part of this prospectus or any accompanying prospectus supplement, except as modified or superseded. Except as provided by the above mentioned exceptions, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

            We will provide, without charge to each person to whom a copy of this prospectus is delivered, after their written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus, other than exhibits to the documents, unless the exhibits are incorporated specifically by reference in the documents. Requests may be made by writing or telephoning the following person:

            Stacy Quaid
            Investor Relations
            2018 Oak Terrace
            Sarasota, Florida 34231
            (941) 927-7874

            No person is authorized in connection with any offering of the shares to give any information or to give any representation not contained in this prospectus, and you should not rely on any such information or representation as having been authorized by Surgical or any Selling Shareholder. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

            Until the later of  December  31, 2002 or ninety (90) days after all notes have been converted or paid and all warrants have been exercised or expired, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                TABLE OF CONTENTS

                                                      Page No.

Prospectus Summary                                      1
Risk Factors                                            8
Use of Proceeds                                        18
Selling Shareholders                                   18
Plan of Distribution                                   19
Description of Securities                              20
Legal Opinions                                         21
Experts                                                21
Where You Can Find More Information                    21



                                   PROSPECTUS

                                20,038,097 Shares

                         SURGICAL SAFETY PRODUCTS, INC.

                                  Common Stock

                     This Prospectus is dated March 1, 2000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The following table sets forth the estimated expenses to be paid solely by Surgical in connection with the distribution of the securities being registered:

Securities and Exchange Registration Fee             $  8,178
Blue Sky Fees and Expenses                           $      0
Printing Expenses                                    $  1,000
Accounting Fees and Expenses                              800
Legal Fees and Expenses                              $ 25,000
Miscellaneous Expenses                               $  1,250
                                 TOTAL               $ 36,228

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Surgical  is  organized  under  the laws of the  State of New  York.
Section 722 of the Business Corporation Law permits a New York corporation to indemnify any person is made, or threatened to be made, a party to an action or proceeding ( other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, and amounts paid in settlement, and reasonable expenses, including attorneys` fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

            However, under certain circumstances a director remains liable for his actions. Section 719 excludes any limitation of liability of directors in the following cases:

            (a) Directors of a corporation who vote for or concur in any of the following corporate actions shall be jointly and severally liable to the corporation for the benefit of its creditors or shareholders, to the extent of any injury suffered by such persons, respectively, as a result of such action:

                    (1) The declaration of any dividend or other distribution to the extent that it is contrary to the provisions of paragraphs (a) and (b) of section 510 (Dividends or other distributions in cash or property).

                    (2) The purchase of the shares of the corporation to the extent that it is contrary to the provisions of section 513 (Purchase or redemption by a corporation of its own shares).

                    (3) The distribution of assets to shareholders after dissolution of the corporation without paying or adequately providing for all known liabilities of the corporation, excluding any claims not filed by creditors within the time limit set in a notice given to creditors under articles 10 (Non-judicial dissolution) or 11 (Judicial dissolution).

                    (4) The making of any loan contrary to section 714 (Loans to directors).

            (b) A director who is present at a meeting of the board, or any committee thereof, when action specified in paragraph (a) is taken shall be presumed to have concurred in the action unless his dissent thereto shall be entered in the minutes of the meeting, or unless he shall submit his written dissent to the person acting as the secretary of the meeting before the adjournment thereof, or shall deliver or send by registered mail such dissent to the secretary of the corporation promptly after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action. A director who is absent from a meeting of the board, or any committee thereof, when such action is taken shall be presumed to have concurred in the action unless he shall deliver or send by registered mail his dissent thereto to the secretary of the corporation or shall cause such dissent to be filed with the minutes of the proceedings of the board or committee within a reasonable time after learning of such action.

            (c) Any director against whom a claim is successfully asserted under this section shall be entitled to contribution from the other directors who voted for or concurred in the action upon which the claim is asserted.

            (d) Directors against whom a claim is successfully asserted under this section shall be entitled, to the extent of the amounts paid by them to the corporation as a result of such claims:

                        (1) Upon payment to the corporation of any amount of an improper dividend or distribution, to be subrogated to the rights of the corporation against shareholders who received such dividend or distribution with knowledge of facts indicating that it was not authorized by section 510, in proportion to the amounts received by them respectively.

                        (2) Upon payment to the corporation of any amount of the purchase price of an improper purchase of shares, to have the corporation rescind such purchase of shares and recover for their benefit, but at their expense, the amount of such purchase price from any seller who sold such shares with knowledge of facts indicating that such purchase of shares by the corporation was not authorized by section 513.

                        (3) Upon payment to the corporation of the claim of any creditor by reason of a violation of subparagraph (a) (3), to be subrogated to the rights of the corporation against shareholders who received an improper distribution of assets.

                        (4) Upon payment to the corporation of the amount of any loan made contrary to section 714, to be subrogated to the rights of the corporation against a director who received the improper loan.

            (e) A director shall not be liable under this section if, in the circumstances, he performed his duty to the corporation under paragraph (a) of section 717.

            (f) This section shall not affect any liability otherwise imposed by law upon any director.

            Article VI of the Company's Articles of Incorporation contains provisions providing for the indemnification of directors of the Company as follows:

            "The personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law."

            Article VI of the Company's By-Laws contains provisions providing for the indemnification of directors and officers of the Company as follows:

            "Each director and officer of this corporation shall be indemnified by the corporation against all costs and expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit or proceeding in which he or she may be involved or to which he or she may be made a party by reason of his or her being or having been such director or officer, except in relation to matters as to which he or she shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty."

            The Company has no other agreements with any of its directors or executive offices providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

            At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought.

            Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.           EXHIBITS

Exhibit No.      Description of Exhibit

3.(I).10   *     Certificate of Amendment filed February 29, 2000

  5.1      *     Opinion of Mintmire & Associates as to the legality of the
                 Securities to be issued.

10.38      *     Effective December 30, 1999, Loan Agreement, Note,
                 Security Agreement, Lender's Warrant, Agent's Warrant,
                 Registration Rights Agreement and Escrow Agreement relative to the December 1999 transaction with Thomson
                 Kernaghan & Co., Inc. under which the securities offered herein arise and Amendment thereto.

10.39      *    Effective January 3, 2000 IBM Customer Agreement and
                Statement of Work.

23.1       *    Consent of Kerkering, Barbario & Co., P.A.,
                Independent Public Accounts.

23.2       *    Consent of Mintmire & Associates is contained in the
                Opinion as to legality of Securities filed as Exhibit 5

27.1       *    Financial Data Schedule

*  Filed Herewith

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)  To include any prospectus required by section 10(a) of the Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

          Provided, however, that paragraph (1)(i) and (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required [or] to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    SIGNATURE

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on February 29, 2000.

                                   SURGICAL SAFETY PRODUCTS INC.


                                   By: /S/ G.  Michael Swor
                                       ------------------------
                                       Dr.  G.  Michael Swor, Chairman of
                                       the Board and Chief Executive
                                       Officer


            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, who represent a majority of the Board of Directors, in the capacities and on the dated indicated

Signature                        Capacity                          Date
- ---------                      -----                             ----

/s/ G.  Michael Swor             Chairman of the Board             February 29, 2000
- ---------------------------    and Chief Executive
 G. Michael Swor                 Officer


/s/ David Collins                Acting Chief Financial Officer,   February 29, 2000
- ---------------------------    Secretary, Treasurer and
 David Collins                   Director (principal financial
                                 or accounting officer)


/s/ Donald K.  Lawrence          President, Chief Operating        February 29, 2000
- ---------------------------    Officer and Director
 Donald K. Lawrence


/s/ Frank Clark                  Director                          February 29, 2000
-----------------------------
Frank Clark

/s/ James D. Stuart              Director                          February 29, 2000
- ---------------------------
 James D. Stuart

Signature                        Capacity          Date
- ---------                      -----             ----

 /s/ Sam Norton                    Director         February 29, 2000
------------------------------
 Sam Norton

 /s/ David Swor                    Director         February 29, 2000
------------------------------
 David Swor

 /s/ William B. Saye               Director         February 29, 2000
------------------------------
 William B. Saye

                          SURGICAL SAFETY PRODUCTS INC.

                           INDEX TO EXHIBITS FILE WITH
                         FORM S-3 REGISTRATION STATEMENT

Exhibit No.      Description of Exhibit                                            Page No.
-----------      ----------------------                                            --------
3.(I).10   *     Certificate of Amendment filed February 29, 2000                   33

  5.1      *     Opinion of Mintmire & Associates as to the legality
                 of the Securities to be issued.                                    35

10.38      *     Effective December 30, 1999, Loan Agreement, Note,
                 Security Agreement, Lender's Warrant, Agent's Warrant,
                 Registration Rights Agreement  and Escrow Agreement
                 relative to the December 1999  transaction with Thomson
                 Kernaghan & Co., Inc.  under which the securities offered
                 herein arise and Amendment thereto.                                37

10.39      *     Effective January 3, 2000 IBM Customer Agreement and
                 Statement of Work.                                                120

23.1        *    Consent of Kerkering, Barbario & Co., P.A.,
                 Independent Public Accounts.                                      177

23.2        *    Consent of Mintmire & Associates is contained
                 in the Opinion as to legality of Securities filed as Exhibit 5

27.1        *    Financial Data Schedule